Exhibit 2.2

PURCHASE AND SALE AGREEMENT

by and between

CHESAPEAKE EXPLORATION, L.L.C.,

CHESAPEAKE INVESTMENTS,

AN OKLAHOMA LIMITED PARTNERSHIP

(the “Sellers”)

and

THREE RIVERS ACQUISITION LLC

(the “Buyer”)

March 11, 2010

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered this 11th day of March, 2010, between CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company, successor by merger to Chesapeake Exploration Limited Partnership (“CELLC”), CHESAPEAKE INVESTMENTS, AN OKLAHOMA LIMITED PARTNERSHIP (“CI” and, together with CELLC, individually a “Seller” and collectively the “Sellers”), and THREE RIVERS ACQUISITION LLC, a Delaware limited liability company (the “Buyer”). Buyer and Sellers may be referred to collectively as “Parties”, or individually as “Party”.

B A C K G R O U N D:

A.            The Sellers desire to sell and the Buyer desires to purchase the Properties (as hereinafter defined) in various counties in Texas and New Mexico.

B.            The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions and References.

1.1           Definitions. Except as already defined above, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Affiliate” means, with respect to any Party, any other entity that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Party.

“Aggregate Defects Amount” has the meaning specified in Section 2.1.2.

“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.

“Aggregate Title Benefits Amount” has the meaning specified in Section 2.1.12.

“Allocated Value(s)” means, with respect to any Property, a portion of the Purchase Price attributable to such Property as set forth on Exhibit “A.”

“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit “B.”

“Assumed Obligations” means, except to the extent constituting a Retained Liability or other matters for which Buyer is entitled to indemnification pursuant to Section 10.2, the following which shall be assumed by Buyer at the time and in the manner contemplated by Section 10.1: (a) all duties, losses, claims, costs, expenses, liabilities and obligations arising after the Effective Time under the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts constituting part of the Properties and under any Contracts entered into by the Sellers after the date of this Agreement which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (b) all other duties, losses, claims, costs, expenses, obligations and liabilities of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time arising out of or relating to: (i) Gas Imbalances, (ii) the payment of the balance of the Suspended Funds deducted from the Purchase Price, (iii) subject to Sections 2.5(b) and 5.6, all real property, production, severance, ad valorem, and personal property Taxes on the Properties for the year in which the Closing occurs and each year thereafter, (iv) liabilities, costs, expenses, duties and obligations to properly plug and abandon or re-plug or re-abandon or remove Wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or comprising part of the Properties, and (v) except as provided in subpart (d) of the definition of “Retained Liabilities,” liabilities, costs, expenses, duties and obligations to restore the surface of the Properties or relating to the failure of the Properties or the ownership or operation thereof to comply with Environmental Laws, including, without limitation, obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time (the “Environmental Obligations”); (c) all third party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties attributable to periods from and after the Effective Time; and (d) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced and marketed from and after the Effective Time.

“Basket” has the meaning specified in Section 10.6.1.

“Benefit Notice” has the meaning specified in Section 2.1.12.

“Buyer Indemnified Parties” has the meaning specified in Section 10.2.

“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.

“Casualty Loss” has the meaning specified in Section 2.3.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, which will be April 9, 2010, unless changed by the mutual written agreement of the Parties.

“Closing Statement” has the meaning specified in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consultant” has the meaning specified in Section 2.1.13.

“Defect Notice” has the meaning specified in Section 2.1.

“Defect Notice Date” has the meaning specified in Section 2.1.

“Defensible Title” means title deducible of record and/or provable title evidenced by documentation furnished by Sellers to Buyer that is not currently being challenged but, if challenged, would be successfully defended which (a) (i) entitles the Sellers (and if the Closing occurs, the Buyer, with respect to the Properties as of the Effective Time and the Closing Date) to receive, throughout the productive life of such Property not less than the Net Revenue Interest set forth in Exhibit “A” in and to all Hydrocarbons produced and saved or sold from or allocated to such Property after deduction of all lessors’ royalties, overriding royalties, and other burdens and payments out of production, and (ii) obligates the Sellers (and if the Closing occurs, the Buyer, with respect to the Properties as of the Effective Time and the Closing Date) to bear, throughout the productive life of such Property (and the plugging, abandonment and salvage thereof), not greater than the Working Interest set forth in Exhibit “A” of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of such Property, except increases in such Working Interest that result in at least a proportionate increase in the Sellers’ (and if the Closing occurs, the Buyer’s, with respect to the Properties as of the Effective Time and the Closing Date) Net Revenue Interest for such Property; and (b) subject to Permitted Encumbrances, is free and clear of all Liens.

“Deposit” has the meaning specified in Section 2.

“Effective Time” means 7:00 a.m. Central Standard Time, January 1, 2010.

“Environmental Claim” has the meaning specified in Section 3.9.2.

“Environmental Defect” means: (a) a violation of applicable Environmental Laws that presently exists on a Property; or (b) the existence of any pollution, contamination or damage that currently exists on, at or under any of the Properties and currently is required to be remedied under applicable Environmental Laws.

“Environmental Law” means any law, statute, rule, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899; the Superfund Amendments and Reauthorization Act of 1986; the Hazardous and Solid Waste Amendments Act of 1984; and the Occupational Safety and Health Act; as any of the foregoing may be amended and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means:  (a) all limited liability company, partnership, financial, tax, and legal (other than title) records of Sellers; (b) any existing or future refund of costs, Taxes or expenses borne by Sellers or Sellers’ predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of Sellers against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with Sellers’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof; (f) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all accounts receivable and audit rights arising under any of the applicable contracts or otherwise with respect to the Properties and any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances;

(h) any seismic license agreements and all seismic data including such data covered by the Seismic License except to the extent specifically provided in the Seismic License; (i) all mineral interests (including reversionary mineral interests) owned by the Sellers or their Affiliates including, without limitation, any and all mineral interests burdened by or relating to any of the Real Property Interests; (j) all claims of Sellers for refunds of or loss carry forwards with respect to (1) production or any other Taxes attributable to any period prior to the Effective Time, (2) income or franchise Taxes or (3) any Taxes attributable to the Excluded Assets; (k) all “virtual courthouses” of the Sellers, Sellers’ exclusive use arrangements with title abstract facilities and all documents and instruments of Sellers that are protected by an attorney-client privilege and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (l) field offices and yards; (m) equipment such as compressors used in connection with the operation of the wells operated by a Seller or its Affiliates which is leased from Affiliates or third parties; and (n) all (1) licensed radio frequencies and associated communications infrastructure including towers, antennas, data links, RTU’s, and net work circuits and (2) geological and geophysical information constituting proprietary seismic data, studies, core samples and information which the Sellers are prohibited from sharing by agreement with a third party.

“Final Statement” has the meaning specified in Section 2.7.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Gas Imbalances” has the meaning specified in Section 2.2.

“Gathering Systems Assignments” has the meaning specified in Section 5.11.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Individual Defect Threshold” has the meaning specified in Section 2.1.1.

“Knowledge” of a fact or matter means, with respect to the Sellers, that the officers of the Sellers and other persons listed in Schedule “1.1” attached hereto have no actual knowledge that the matter being represented and warranted is not true and accurate.

“lease owned” means any personal property or fixture asset in which Sellers own an interest related to the operation of any of the Real Property Interests or the Wells (a) which was charged to the joint account of the working interest owners in such property to the extent that a joint operating agreement covering such property existed or (b) which would have been charged to the joint account of the working interest owners in such property if a joint operating agreement covering such property had existed.

“Lien” means any lien, mortgage, security interest, pledge, rights of a vendor under any title retention (other than oil, gas or mineral leases, or equipment leases, or agreements that are terminable within sixty (60) days without penalty) or other arrangements substantially equivalent thereto or any other burden or encumbrance, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the Sellers’ Net Revenue Interest below that shown on Exhibit “A” or increase the Sellers’ Working Interest above that shown on Exhibit “A” (without a corresponding increase in the Sellers’ Net Revenue Interest).

“Material Adverse Effect” means any result, consequence, condition or matter which, when taken together with all other results, consequences, conditions and matters: (a) materially adversely affects the Properties or the operations, rights, results of operations or the value of the Properties, taken as a whole, (b) materially impairs the ability of the Sellers to own, hold, develop and operate the Properties, taken as a whole, or (c) impairs, prevents or materially delays the Sellers’ ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances that are not subject to the control of such Party, (ii) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, or (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks.

“Net Acres” means, as computed separately with respect to each oil, gas and mineral leasehold interest in and the Real Property Interests, (a) the number of gross acres in the lands covered by such leasehold interest, multiplied by (b) the interest in oil, gas and other minerals covered by such lease in such Real Property Interest, multiplied by (c) the Sellers’ undivided working interest in such lease, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be done for each such area.

“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Hydrocarbons produced and saved or sold from the Properties after giving effect to all valid lessors’ royalties, overriding royalties and/or other non-expense bearing burdens against production.

“NORM” has the meaning specified in Section 5.9.

“Ownership Interests” means the Net Revenue Interests and Working Interests of the Sellers in each of the Properties, as set forth on Exhibit “A.”

“Payout Balances” has the meaning specified in Section 3.10.

“Permits” has the meaning specified in Section 3.6.

“Permitted Encumbrances” means (a) royalties, overriding royalties and other similar burdens or encumbrances to the extent they do not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (b) liens for current property or ad valorem Taxes for which payment is not due or that are being contested in good faith by appropriate proceedings; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the ordinary course for sums not yet due; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, and gas, oil and liquids purchase contracts which do not reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (e) regulatory authority of Governmental Authorities not presently or previously violated, easements, rights of way, servitudes, permits, surface leases, plat restrictions, zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances to the extent such matters, individually or in the aggregate, do not interfere in any material respect with the operation of the portion of the Properties burdened thereby; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance contemplated by this Agreement or made in the future of federal, state, Indian or other governmental oil and gas leases or interests therein or related thereto, or the transfer contemplated by this Agreement or made in the future of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations; (g) conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (h) required non-governmental third party consents to assignments which have been obtained or waived by the appropriate parties or which by their terms cannot be unreasonably withheld (unless the agreement containing such consent requirement provides that any assignment without consent will be ineffective or void, will result in a material breach of such agreement, or will give the other party thereto the right to terminate such agreement) or need not be obtained prior to an assignment and preferential rights to purchase which have been waived by the appropriate parties or the time period for asserting such rights has expired without the exercise of such rights; (i) rights of a tenants-in-common in and to the Properties as a matter of law and which do not reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (j) all defects or irregularities (i) arising out of lack of corporate authorization or a variation in corporate name unless Buyer provides affirmative evidence that the action was not authorized or that the proper party did not execute the applicable agreement, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting solely of the failure to recite marital status in documents or omissions of heirship proceedings, or (iv) resulting from lack of survey or failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; and (k) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn, expropriate or designate a buyer of any of the Properties.

“Properties” means all of the Sellers’ right, title and interest in and to the following excluding the Excluded Assets: (a) all oil, gas and mineral leases, subleases and other leasehold interests, overriding royalty interests, carried interests, reversionary interests, net profit interests, farmout rights, options, operating rights, Working Interests, and Net Revenue Interests described in Exhibit “A” attached hereto and made a part hereof, whether producing or non-producing, and all lands covered by such leases and interests even though such rights might be omitted from Exhibit “A” or incorrectly described on Exhibit “A” (the “Real Property Interests”), (b) all tangible personal property, equipment, fixtures and improvements, including, but not by way of limitation, all oil and gas wells, injection wells, salt water disposal facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, gathering lines, flow lines, gas lines, gas processing and compression facilities, water lines, vessels, tanks, boilers, separators, treating equipment, joint account lease owned compressors and other equipment, pipelines, power lines, telephone and communication lines and other appurtenances owned, used or, to the extent lease owned, held for use in connection with the operation and maintenance of the Real Property Interests or any interests pooled or unitized therewith and the production, treating, storing, transportation or marketing of oil, gas and other Hydrocarbons or minerals therefrom, including, without limitation, those associated with those wells listed on Exhibit “A” (the “Wells”), (c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, and all of the Sellers’ interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests, (d) all presently existing and valid oil, casinghead gas and gas sales agreements, operating agreements, farmout and farmin agreements, pooling agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments insofar as the above agreements cover, are attributable to or relate to the Real Property Interests, Wells or any interests pooled or unitized therewith including, without limitation, those contracts and agreements described on Exhibit “C” (collectively, the “Contracts”), (e) all Hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time, (f) all easements, Permits, licenses, authorizations, surface rights, servitudes, rights of way and all other rights and appurtenances situated on or used in connection with the Real Property Interests, Wells or any interests pooled or unitized therewith, including, without limitation, the surface leases described at Exhibit “D”, (g) all rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Real Property Interests or any interests pooled or unitized therewith as of the Effective Time, (h) to the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests, Wells or any interests pooled or unitized therewith, all of the Sellers’ interests in and to all orders, contracts, title opinions and documents, abstracts of title, leases, division of interest statements, participation agreements, and all other agreements and instruments, subject to the rights of third parties, and (i) all files, records and data (including electronic data) including but not limited to lease files, land files, wells files, division order files, abstracts, title files, engineering and/or production files, maps, accounting records and other information in the possession of the Sellers or their Affiliates specifically related to the Wells and Real Property Interests, and all rights and interests relating thereto.

“Purchase Price” has the meaning specified in Section 2.

“Required Consent” means a consent by a third party that must be obtained in order for: (a) the Assignment with respect to a Property to be valid and not in violation of the terms of any applicable document or agreement; or (b) the Sellers’ interest in the Property to remain in full force and effect; provided, that in any event “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld unless the agreement containing such consent requirement provides that any assignment without consent will be ineffective or void, will result in a material breach of such agreement, or will give the other party thereto the right to terminate such agreement.

“Retained Employee Liabilities” means, collectively, any liabilities of any Seller (a) to employees of any Seller arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by any Seller prior to the

Closing, (b) arising out of claims by employees of any Seller that relate to their employment with, or the termination of their employment from, any Seller, (c) with respect to employees of any Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, any Seller, or (d) arising under ERISA for which Buyer may have any liability under ERISA solely as a result of the consummation of the transactions contemplated by this Agreement.

“Retained Liabilities” means all liabilities and obligations of a Seller arising from the following: (a) all losses, claims, liabilities, demands, costs and expenses for, arising out of, incident to, or in connection with Taxes of such Seller (excluding any sales or transfer Taxes arising from the transactions contemplated herein) with respect to any period or portion thereof prior to the Effective Time; (b) claims or damages for bodily injury or death arising from operations on the Properties prior to the Closing Date, insofar as the claims (or portions thereof) are attributable or allocable to such Seller’s interest in the Properties; (c) all third party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties prior to the Effective Time, excluding, however, the Environmental Obligations and other obligations specifically assumed by the Buyer under part (b) of the definition of Assumed Obligations; (d) all claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities arising from the offsite disposal of any pollutant, waste, contaminant, or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law or any Hydrocarbon from any of the Properties prior to the Closing Date; (e) all claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to such Seller’s interest in any of the Excluded Assets whether or not attributable to periods before or after the Effective Time; (f) all Retained Employee Liabilities; and (g) the lawsuits described in Schedule “3.4” of this Agreement and the subject matter thereof.

“Seismic License” means the license from CELLC to the Buyer covering certain seismic data in the form attached at Exhibit “E”.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Special Damages” has the meaning specified in Section 15.17.

“Suspended Funds” means funds which the Sellers are holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to any Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return.

“Title Benefit” has the meaning specified in Section 2.1.12.

“Title Defect” means any condition that causes the Sellers’ title to one or more of the Properties to be less than Defensible Title.

“Transferred Gathering Systems” means all of the easements, rights-of-way, gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities (excluding leased equipment), tubing, pumps, motors, gauges, valves and other machinery and equipment owned by any Affiliate of CELLC and constituting part of or comprising the gas gathering systems shown on the maps attached as Exhibit “F” and all gas gathering agreements to the extent related thereto.

“Working Interest” (“WI”) means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

1.2           References.  All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2.                                       Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, (a) each Seller agrees to sell and convey such Seller’s interest in the Properties to the Buyer, and (b) the Buyer agrees (i) to purchase, accept and pay for the Properties and (ii) to assume the Assumed Obligations. In consideration for the sale of the Properties, Buyer will pay to Sellers the purchase price of Two Hundred Nine Million Two Hundred Thousand and No/100ths Dollars ($209,200,000.00), adjusted as set forth herein (the “Purchase Price”). Within four (4) business days after the execution of this Agreement, Buyer will pay to CELLC for the benefit of the Sellers an earnest money deposit equal to ten percent (10%) of the unadjusted Purchase Price (the “Deposit”). Contemporaneously with the payment of the Deposit by Buyer, the Sellers will provide Buyer with an executed parent guarantee, in the form attached as Exhibit “J”.  At Closing, the Deposit applied against the Purchase Price in accordance with the provisions of this Agreement. The Purchase Price will be adjusted as follows:”

2.1                                 Title and Environmental Defects. The Purchase Price will be adjusted for certain Title Defects, Environmental Defects and Title Benefits pursuant to this Section 2.1. The Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations (provided that the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Sellers), as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist. If the Sellers refuse to consent to any Phase II investigations or examinations on any of the Properties, the Buyer will have the option to exclude the Property or Properties that could be affected by the environmental matter that would have been the subject of such investigation or examination from the Properties to be conveyed to it at the Closing (whereupon such excluded Property or Properties shall be considered to constitute “Excluded Assets” for all purposes of this Agreement) and the Purchase Price to be paid at the Closing will be reduced by the Allocated Value of such Property or Properties. In addition, the Buyer may conduct, at its sole cost and expense, such environmental examination or investigation of the Transferred Gathering Systems (provided that the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Transferred Gathering Systems without the prior written consent of the Sellers), as it may in its sole discretion choose to conduct in order to determine whether any environmental or other concern exists with respect to any Transferred Gathering System. If the Sellers refuse to consent to any Phase II investigations or examinations on any Transferred Gathering System or if the Buyer determines that for any reason it does not desire to acquire any Transferred

Gathering System, the Buyer will have the option to exclude such Transferred Gathering System to be conveyed to it at the Closing (whereupon such excluded Transferred Gathering System shall be considered to constitute “Excluded Assets” for all purposes of this Agreement), provided, however, that notwithstanding the Buyer’s right to exclude a Transferred Gathering System the Purchase Price will not be reduced but will be reallocated among the Properties and other Transferred Gathering Systems.  The Buyer agrees to release, indemnify, defend and hold harmless the Sellers Indemnified Parties from and against all liabilities, damages, costs, losses and expenses caused by the activities of the Buyer or its employees, agents, contractors and other representatives in conducting such examinations or investigations. The Buyer must deliver to the Sellers, on or before April 2, 2010 (the “Defect Notice Date”), a written notice specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a description of each such Title Defect or Environmental Defect, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment (which amount shall be determined by Buyer using the criteria set forth below in this Section 2.1), together with all data and information in the Buyer’s possession or control bearing thereon (a “Defect Notice”). Buyer does hereby acknowledge and agree that Buyer cannot assert the existence of a Title Defect based solely on the lack of title information in Sellers’ files. Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Sellers have not been specifically notified by the Buyer by such date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes except: (a) for purposes of determining whether the special warranty of title contained in the Assignment has been breached; or (b) to the extent that such Title Defect or Environmental Defect otherwise constitutes a breach by the Sellers of a representation or warranty under Section 3 hereof. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a notice of a Title Defect or Environmental Defect under this Section 2.1, the Buyer and the Sellers will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1                        No single Title Defect shall be taken into account unless the value of such defect or benefit is determined to be more than Ten Thousand Dollars ($10,000.00) and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Twenty Thousand Dollars ($20,000.00) (each an “Individual Defect Threshold”).

2.1.2                        No adjustment will be made to the Purchase Price under Section 2.1 except to the extent that the total of all individual adjustments on account of Title Defects and Environmental Defects that exceed the Individual Defect Threshold (the “Aggregate Defects Amount”) minus the Aggregate Title Benefits Amount exceeds an amount equal to one and one half percent (1.5%) of the unadjusted Purchase Price (the “Aggregate Defect Threshold”).

2.1.3                        Except with respect to any Environmental Defect, if the requested adjustment is based on the Sellers owning a Net Revenue Interest for a Property which is less than that shown in Exhibit “A”, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such Property on Exhibit “A” by a fraction the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit “A” for such Property less the decimal share to which the Sellers would be entitled as a result of its Ownership Interest in such Property which is unaffected by such Title Defect, and the denominator of which is the Net Revenue Interest shown for such Property on Exhibit “A.”

2.1.4                        Except with respect to any Environmental Defect, if the adjustment is based on the Sellers owning a Working Interest in a Property that is larger than the Working Interest shown on Exhibit “A”, but without a proportionate increase in the Sellers’ Net Revenue Interest for such Property, then the downward adjustment is calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown on Exhibit “A” and then calculating the adjustment in the manner set forth in Section 2.1.3.

2.1.5                        Except with respect to any Environmental Defect, if the adjustment is based on the Sellers owning less Net Acres than those represented on Exhibit “A”, then the downward adjustment shall be calculated by multiplying the Allocated Value set forth for such Net Acres on Exhibit “A” by a fraction the numerator of which is the Net Acres shown for such section on Exhibit “A” minus the actual Net Acres owned by the Sellers within that section, and the denominator of which is the Net Acres shown for such section on Exhibit “A.”

2.1.6                        Except with respect to any Environmental Defect and without duplication of any adjustment provided for under 2.1.3, 2.1.4 or 2.1.5, if the adjustment is based on the Sellers’ Net Acres being burdened by a royalty, overriding royalty and/or other non-expense bearing interest that in the aggregate is greater than the net revenue burden represented on Exhibit “A” for a certain section, then the downward adjustment shall be calculated by multiplying the Allocated Value set forth for such section on Exhibit “A” by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit “A” for such section less the decimal share to which the Sellers would be entitled as a result of their ownership interest in such section which is unaffected by such Title Defect, and the denominator of which is the Net Revenue Interest shown for such section on Exhibit “A”.

2.1.7                        If the adjustment is based on a Lien or other monetary charge upon a Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such Lien or other monetary charge from the affected Property or the Allocated Value of the affected Property.

2.1.8                        If the adjustment is based on a liability to remediate or otherwise cure an Environmental Defect related to a Property that is liquidated in amount, then the adjustment is the amount necessary to remediate or otherwise cure such Environmental Defect in accordance with all applicable Environmental Laws in the most cost effective manner reasonably available.

2.1.9                        If the adjustment is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated, then, subject to the other provisions hereof, the adjustment shall be calculated based upon the difference between the value of the affected Property with such obligation, burden or liability and the value of the affected Property without such obligation, burden or liability; provided, however, that such adjustment with respect to a Title Defect shall not exceed the Allocated Value of the affected Property.

2.1.10                  If the Aggregate Defect Threshold is exceeded by the difference between the Aggregate Defects Amount and the Aggregate Title Benefits Amount, the Purchase Price will be decreased by the amount of such excess above the Aggregate Defect Threshold, which decrease shall occur at the Closing (with respect to or on account of Title Defects and Environmental Defects the existence of which and the amount of the adjustment on account of which is not in dispute at the Closing) or when resolved pursuant to Section 2.1.13 (with respect to or on account of Title Defects and Environmental Defects the existence of which or the amount of the adjustment on account of which is in dispute at the Closing), as applicable.

2.1.11                  If a Title Defect or an Environmental Defect is reasonably susceptible of being cured within one hundred twenty (120) days after the Closing Date, the Buyer and the Sellers agree that, without limiting Buyer’s rights to an adjustment to the Purchase Price pursuant to Section 2.1.10, the Sellers will have the right to cure such defect (other than defects of the nature described in Section 2.1.7 which must be cured prior to the Closing Date) for a period of up to one hundred twenty (120) days after the Closing Date by delivering to Buyer a written notice of Sellers’ intent to do so on or prior to the Closing Date. If Sellers timely deliver such a notice to Buyer and thereafter cure such a defect to the reasonable satisfaction of Buyer within such one hundred twenty (120) day time period, then Sellers shall promptly deliver to Buyer any assignment necessary to assign to Buyer any Property that was the subject of such defect (pursuant to an assignment in substantially the form of the Assignment) and Buyer shall concurrently deliver to Sellers the amount by which the Purchase Price was decreased at the Closing as a result of any such defect that has now been so cured (as such amount shall be adjusted based on the provisions of Sections 2.2 through 2.5) . In the event any of the Real Property Interests or Wells is subject to a consent to transfer which has not been obtained or waived before Closing and is not a Permitted Encumbrance, or a preferential right to purchase that has been exercised before Closing, then the affected Property shall be retained by the Sellers and not sold to the Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such affected Property. If any such Required Consent to transfer which has not been obtained prior to the Closing is obtained on or before one hundred eighty (180) days following the Closing Date, then within five (5) days after such Required Consent is obtained, the Sellers will deliver to Buyer an Assignment of the Property affected thereby upon receipt of payment by the Buyer of the amount withheld from the Purchase Price with respect to such Property (as such amount shall be adjusted based on the provisions of Sections 2.2 through 2.5).  The Buyer shall provide the Sellers, and their representatives, reasonable access to the Properties, books and records after Closing in connection with the Sellers’ efforts to cure the alleged defect.  If, post-Closing, the Parties dispute whether such Title Defect or an Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.1.13.

2.1.12                  If the Sellers determine that the ownership of any Property entitles Sellers to a larger Net Revenue Interest or a smaller Working Interest (but without a proportionate decrease in Sellers’ Net Revenue Interest for such Property) than that set forth on Exhibit “A” so that Sellers’ ownership in the Property is greater than that contemplated by this transaction (a “Title Benefit”), then the Sellers shall notify the Buyer of such increase in writing on or before April 2, 2010, describing in such notice with reasonable detail each alleged increase it has discovered and a reasonable estimate of the value attributable to each and their method of calculating such value, together with all data and information in Sellers’ possession or control bearing thereon (a “Benefit Notice”).  The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.1 with respect to Title Defects.  The Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fail to notify the Buyer in writing in the manner described in this Section 2.1.12. The amount of each Title Benefit in excess of an amount equal to the Individual Defect Threshold will be aggregated and in the event the total (the “Aggregate Title Benefits Amount”) minus the Aggregate Defects Amount exceeds an amount equal to the Aggregate Defect Threshold, the Purchase Price will be increased by the amount of such excess.

2.1.13                  If the Sellers and the Buyer are not in agreement as to whether a Title Defect or an Environmental Defect exists as of the Closing Date or as to the amount of the adjustment to the Purchase Price on account thereof: (i) the Property or Properties or portion thereof in dispute will not be assigned at the Closing and the Purchase Price will be reduced at the Closing by the Allocated Value of such Property or Properties or portion thereof, and (ii) the Sellers and the Buyer will submit the dispute to arbitration as provided in this Section.  If the Sellers and the Buyer are not in agreement as to whether a Title Benefit exists, the undisputed portion of the Purchase Price with respect to the Property affected by such Title Benefit shall be paid by the Buyer at the Closing and the determination with respect to the Title Benefit shall be made in accordance with this Section. If the Sellers and the Buyer are not in agreement as to whether a Title Defect or Environmental Defect has been cured during the cure period as provided herein the Sellers or the Buyer may submit the dispute to arbitration as provided in this Section. The matter to be arbitrated shall be submitted to a title attorney in the state where the affected Property is located selected by the Sellers and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the state where the affected Property is located selected by the Sellers and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”).  In the event the Sellers and the Buyer are unable to agree on any Consultant, the Sellers and the Buyer will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter. The cost of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer.  The Sellers and the Buyer shall each present to the Consultant(s) a written statement of its position on the defect or benefit in question not later than the fifth (5th) day after appointment of the Consultant(s).  By the twentieth (20th) day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination with respect to the validity of each defect or benefit in question and the amount, if any, deducted from the Purchase Price with respect to such defect that should be paid by the Buyer to compensate the Sellers upon conveyance of the affected Property to the Buyer (which amount shall take into account the adjustments contemplated to be made pursuant to Section 2.2 through Section 2.5) or the additional amount that should be paid by the Buyer to compensate the Sellers with respect to any Title Benefit. Such conveyance shall be in substantially the form of the Assignment and shall occur no later than ten (10) business days following the determination by the Consultant.  The decision of the Consultant(s) shall be conclusive and binding on the Sellers and the Buyer and shall be enforceable against either of the Parties in any court of competent jurisdiction. In the event any such determination by a Consultant has not been made as of the date the Final Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.7, any amount owing by one Party to the other as a result of such determination by the Consultant will be paid to the other Party within five (5) days after such determination. In the event any such determination by a Consultant has been made prior to the date the Final Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.7, any amount owing by one Party to the other as a result of such determination by the Consultant will be included in the Purchase Price adjustments to be made in accordance with the Final Statement.

2.2                                 Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (i) the net mcf amount of the Sellers’ aggregate gas imbalances as of the Effective Time multiplied by $2.75 per mcf (upward for underage and downward for overage); and (ii) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to the Sellers or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries) (collectively, “Gas Imbalances”).

2.3                                 Casualty Loss. If, after the date of this Agreement but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), subject to the Buyer’s rights under Section 6.7, the Buyer will nevertheless be required to close and such Casualty Loss shall be treated as a Purchase Price adjustment equal to the lesser of (i) the Allocated Value of the Property affected by such Casualty Loss or (ii) the sum of all damages that result from such Casualty Loss; provided, however, in the event that the sum of such damages exceeds the Allocated Value of the affected Property, Buyer, at its option, shall also have the right to cause the affected Property to be excluded from the Properties to be conveyed to it pursuant to this Agreement and thereafter such excluded Property shall be deemed to constitute an “Excluded Asset” for all purposes of this Agreement.

2.4                                 Certain Upward Adjustments.  The Purchase Price shall be increased by the following (without duplication): (a) assuming that such oil or other liquid Hydrocarbons are treated under this Agreement as though same were produced from and after the Effective Time, the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by the Sellers above the pipeline connection at the Effective Time that is credited to the Properties, such value to be equal to the net price received from the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures incurred in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties and other charges and expenses billed under applicable operating agreements) which are paid by or on behalf of the Sellers and attributable to the period on or after the Effective Time; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.5                                 Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received by the Sellers from the sale of Hydrocarbons, produced from and after the Effective Time, from the Properties (net of royalties and other burdens; and production, severance and similar Taxes and assessments measured by or payable out of production; provided, that on oil the amount shall be the amount paid by the purchaser to the Sellers) and all other income, proceeds, receipts and credits earned and paid to the Sellers with respect to the Properties from and after the Effective Time; (b) the amount equal to all unpaid ad valorem, property, production, severance and similar Taxes (excluding franchise, margin, income or similar Taxes) and assessments based upon or measured by the ownership of the Properties or the production of oil, gas or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties with respect to any period, or portion thereof, prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such Taxes and assessments for the immediately preceding calendar year, or, if such Taxes or assessments are assessed on other than a calendar year basis, for the tax period last ended; (c) the amount of the Suspended Funds pursuant to Section 5.7; and (d) any other amount agreed upon by the Buyer and the Sellers.

2.6                                 Closing Date Estimates. Not less than three (3) business days prior to Closing, the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments together with reasonable substantiation thereof.  The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.7 of this Agreement.

2.7                                 Final Accounting.  On or before ninety (90) days after the Closing Date the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a post-Closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement and showing the calculation of such adjustments together with reasonable substantiation thereof (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than the later of (i) one hundred twenty (120) days after the Closing Date, or (ii) thirty (30) days following the Buyer’s receipt of the Final Statement, the Buyer will deliver to the Sellers a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Sellers within that period, the Final Statement as delivered by the Sellers will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than fifteen (15) days after the Sellers receive the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments.  If the Parties fail to agree on the final post-Closing adjustments within thirty (30) days after receipt of the exception report, either the Sellers or the Buyer will be entitled to submit the dispute to arbitration pursuant to the terms of Section 14 of this Agreement. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by arbitration, the Final Statement (as adjusted pursuant to such agreement or arbitration) will be deemed final and binding on all of the Parties and the aggregate amount due to either the Buyer or the Sellers pursuant to such Final Statement shall be tendered to the other Party no later than five (5) days thereafter.

2.8                                 Sellers’ Title.  The Assignment shall contain a special warranty of title by, through and under the Sellers to the Properties, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that the Assignment shall transfer to the Buyer the rights or actions on title warranties given or made by Sellers’ predecessors in title, to the extent the Sellers may legally transfer such rights.

3.                                     Sellers’ Representations and Warranties. Each Seller, solely and severally as to itself and not jointly with the other Seller, represents and warrants to the Buyer as to itself, as follows:

3.1                                 Organization, Good Standing, Etc. Such Seller is duly formed, validly existing and in good standing under the laws of the State of Oklahoma.  Such Seller is duly qualified and/or licensed, as may be required, and in good standing in the states of Texas and New Mexico.

3.2                                 Legal Requirements.  Such Seller has all requisite power to own, lease and operate the Properties as now being operated and to the extent such Seller or any of its Affiliates operates the Properties, such Seller or Affiliate holds all required licenses for carrying on all operations with respect to the Properties, except where any such failure would not have a Material Adverse Effect.

3.3                                 No Breach. Except as disclosed in Schedule “3.3” attached hereto and made a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the Articles of Organization or any other governing document of such Seller or any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound; (ii) violate, conflict with or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound; or (iii) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting such Seller or its interest in the Properties.

3.4                                 Litigation.  Except as listed in Schedule “3.4” attached hereto and made a part hereof, there is (a) no action, suit or proceeding pending or, to such Seller’s

Knowledge, threatened in writing against such Seller involving its interest in the Properties; (b) to such Seller’s Knowledge, no material written claim or any investigation by a Governmental Authority pending or threatened involving its interest in the Properties; and (c) no proceeding, charge or audit pending, or to such Seller’s Knowledge threatened, before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in a Material Adverse Effect on any of the Properties or which question the validity of this Agreement or any other action taken or to be taken in connection herewith.

3.5                                 Taxes. Except as disclosed in Schedule “3.5”, (a) all such Seller’s Tax Returns required to be filed on or before the Closing Date with respect to the Properties have been timely and properly filed, and all such Tax Returns are correct and complete in all material respects; (b) all Taxes (whether or not shown on any Tax Return and including all ad valorem, property, production, severance or similar Taxes and assessments with respect to the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom or attributable thereto (including applicable escheatment requirements)) that are due and payable by such Seller have been or will be paid in full on or before the Closing Date, unless contested in good faith by appropriate proceedings disclosed in Schedule “3.5”; and (c) none of the Properties are subject to any Tax partnership agreement or provisions in any agreement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.6                                 Permits. Except where the absence thereof, singly or in the aggregate, would not have a Material Adverse Effect, to the extent such Seller or any Affiliate of such Seller is the operator of the Properties, such Seller or Affiliate has, and to the extent someone other than such Seller or any Affiliate of such Seller is the operator of the Properties, to such Seller’s Knowledge, such operator has, all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of the Properties as presently operated (the “Permits”) and each is in full force and effect and has been duly and validly issued. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except those Permits issued in the name of such Seller or an Affiliate of such Seller that are not transferable under applicable law.

3.7                                 Compliance with Laws.  To the extent it or any of its Affiliates operate the Properties, CELLC or such Affiliate has and is operating such Properties, and to the extent a third party is the operator of the Properties, to each Seller’s Knowledge, other operators of the Properties have and are operating the Properties, in compliance with the provisions and requirements of all applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit.

3.8                                 Contracts. Such Seller has described in Schedule “3.8” attached hereto and made a part hereof: (a) all joint venture, joint development, area of mutual interest, Affiliate, purchase and/or acquisition agreements of which any terms remain executory which affect any of the Properties or the ownership or operation thereof (excluding joint operating agreements and oil, gas and mineral leases); (b) all gas purchase contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts and all other contracts affecting any of the Properties which are not, by the terms thereof, subject to termination upon ninety (90) days or less notice without penalty; (c) all production payments or net profits interests burdening any of the Properties; and (d) except for contracts and agreements of the same nature described in clauses (a) through (c) above, each contract or agreement affecting any Property estimated to involve aggregate payments or receipts in excess of $500,000 in 2010 (all such contracts and agreements being collectively called the “Material Contracts”). True and complete copies of all Material Contracts as amended and modified through the date of this Agreement have been made available to Buyer. Each Material Contract is in full force and effect and neither such Seller nor, to such Seller’s Knowledge, any other party thereto is in breach of, in any material respect, any Material Contract, and such Seller has not received any written notice of termination or material breach of any Material Contract.

3.9                                 Environmental and Safety Matters. Insofar as it pertains to the Properties, except as set forth in Schedule “3.9” attached hereto and made a part hereof:

3.9.1                        To the extent such Seller or any Affiliate of such Seller is the operator of the Properties, such Properties and the ownership and operation thereof are, and to the extent such Seller or any Affiliate of such Seller is not the operator of the Properties, to such Seller’s Knowledge, such Properties and the ownership and operation thereof are, in material compliance with all applicable Environmental Laws and with all terms and conditions of all environmental Permits and all prior instances of non-compliance have been fully and finally resolved in accordance with Environmental Laws.

3.9.2                        There are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings pending, or to such Seller’s Knowledge threatened, relating to an alleged breach of Environmental Laws on or with respect to the Properties or to the ownership or operation thereof, and neither such Seller nor any of its Affiliates has received any written notice of any environmental or health or safety claim, demand, filing, investigation, inquiry, administrative proceeding, action, suit or other legal proceeding relating to the Properties or the ownership or operation thereof (an “Environmental Claim”) or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental Permits, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

3.9.3                        To such Seller’s Knowledge, no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law is present such as to cause, allow or result in a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law and no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law nor any Hydrocarbon has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause, allow or result in a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law.

3.9.4                        The Properties are not currently being operated or required to be operated under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

3.10                           Payout Balances, Gas Imbalances and Take or Pay. The Payout Balance for each Well (i) with respect to the Properties operated by such Seller or its Affiliates, and (ii) with respect to Properties operated by a third party, to such Seller’s Knowledge, is properly reflected in Schedule “3.10A” as of the respective date(s) shown thereon.  “Payout Balance(s)” means the status, as of the dates of the calculations, of the recovery by Sellers or a third party of a cost amount specified in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of Sellers therein will be reduced or the Working Interest therein will be increased when such amount has been recovered. Except as is reflected on Schedule “3.10B” as of the respective dates shown thereon (i) with respect to the Properties operated by such Seller or its Affiliates, and (ii) to such Seller’s Knowledge with respect to Properties not operated by such Seller or its Affiliates: (a) there are no pipeline, gathering, transportation or processing imbalances existing with respect to the Properties other than production (wellhead) imbalances covered by Section 3.13 and reflected, as required thereunder on Schedule “3.13”; and (b) neither such Seller nor any of its Affiliates has received any notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from the Properties, nor has such Seller received any payments for production which are subject to refund or recoupment out of future production. No Seller is obligated under any contract or agreement for the sale of gas from the Properties containing a take-or-pay, advance payment, prepayment or similar provision.

3.11                           Authority. Such Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to such Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.12                           Broker’s or Finder’s Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

3.13                           Gas Balancing. Except as set forth in Schedule “3.13,” Sellers have no obligation to deliver gas (or cash in lieu thereof) from the Properties operated by a Seller or any of its Affiliates or to such Seller’s Knowledge any other Properties to other owners of interest as a result of past production by such Seller or its predecessors in excess of such other owners’ respective ownership interest in the subject Property.

3.14                           Preference Rights and Consents. Except as set forth in Schedule “3.14,” none of the Properties, or any portion thereof, is subject to any preferential purchase right or similar right or any Required Consent.

3.15                           Outstanding Capital Commitments. Except as set forth in Schedule “3.15,” as of the date hereof, there are no outstanding authorities for expenditures or other commitments to make capital expenditures in excess of $100,000 that will be binding on Buyer or the Properties after the Closing.

3.16                           Hedging. None of the Properties is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement that will be binding upon the Buyer or the Properties after the Closing.

3.17                           Well and Facility Status. There are no wells included in the Properties that (a) Sellers are currently obligated by applicable law or contract to plug and abandon or (b) are currently subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority. Neither such Seller nor any of its Affiliates have installed any underground storage tanks underlying any of the Properties and, to such Seller’s Knowledge, no underground storage tank has been installed by anyone else underlying any of the Properties.

4.                                       Buyer’s Representations and Warranties.  The Buyer represents and warrants to each Seller that:

4.1                                 Organization and Standing.  The Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, the Buyer shall have the power and authority to acquire and own the Properties and to conduct business in each state where any of the Properties are located.

4.2                                 Powers.  The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement.

4.3                                 No Restriction. As of the date of this Agreement, the Buyer is not subject to any order, judgment or decree, or a party to any litigation, claim or proceeding that is pending or, to the actual knowledge of Buyer, threatened, which would affect its ability to carry out the transactions contemplated by this Agreement.

4.4                                 Authorization.  All necessary company action on the part of the Buyer for the performance by the Buyer of the transaction contemplated by this Agreement has been taken. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5                                 Non-Contravention.  The consummation by the Buyer of the transactions contemplated hereby will not (i) violate any provision of the articles of organization, operating agreement or any other governing document of the Buyer, or (ii) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license, law, authorization or order to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Sellers incurring any loss or liability therefrom.

4.6                                 Governmental Consent.  Except as necessary to comply with Section 4.9, no consent, approval, or authorization of, or designation, or filing with, any governmental unit is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

4.7                                 Litigation, Etc.  As of the date of this Agreement, there are no actions, proceedings, or investigations pending or, to the actual knowledge of Buyer, threatened, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.8                                 Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement for which the Sellers will have any responsibility whatsoever.

4.9                                 Qualifications.  On the Closing Date, the Buyer will be qualified with all applicable Governmental Authorities to own the Properties and operate the Properties operated by any Seller or any Affiliates of any Seller.

4.10                           Funding; Investment.  The Buyer will have available on the Closing Date (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties, and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Sellers have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, and the Sellers shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Sellers that is not contained in this Agreement or the Schedules or Exhibits attached hereto. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable state or federal law.

5.                                       Covenants. The Buyer and each Seller, severally and not jointly, hereby covenant and agree as follows:

5.1                                 Access to Information. Insofar as related to the Properties, each Seller will give the Buyer and the Buyer’s agents and representatives, reasonable access to all of the books and records of such Seller and such Seller agrees to cause its officers and employees to furnish the Buyer and the Buyer’s agents and representatives with such operating data and other information with respect to the Properties as the Buyer, its agents and representatives from time to time reasonably request; provided, however, that any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of such Seller. Until the Closing, the Buyer shall hold all information or data provided or made available by the Sellers confidential and shall not use any of the same except in connection with the transactions set forth in this Agreement.  In the event this Agreement is terminated prior to Closing, the Buyer shall continue to hold such information confidential and shall return to the Sellers (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data. The Buyer agrees to release, indemnify, defend and hold harmless the Seller Indemnified Parties from and against all liabilities, damages, costs, losses and expenses caused by such inspection by the Buyer whether or not due to the negligence or other fault or strict liability of the Buyer or its employees, agents, contractors and other representatives except to the extent any such liabilities, damages, costs, losses and expenses arise from or relate to the gross negligence or willful misconduct of any Seller Indemnified Party.

5.2                                 Conduct of Business. From and after the date of this Agreement until Closing, each Seller will continue to operate the Properties in the ordinary course of business consistent with past practices. Except as required by the Contracts listed in Exhibit “C” or by law, permit or order, or as specifically contemplated by this Agreement, from and after the date of this Agreement until Closing, each Seller shall not, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld):

5.2.1                        convey, encumber, abandon or otherwise dispose of any part of the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the ordinary course of business of such Seller; or

5.2.2                      enter into any agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, provided that no compressor lease with an Affiliate with a term that expires after the date of this Agreement and prior to the Closing Date will be amended to extend the term beyond September 30, 2010.

Sellers shall (a) maintain and keep the Hydrocarbon leases that are part of the Properties in full force and effect, except where such failure is due to the failure to participate in an operation which Buyer does not timely approve; (b) give prompt written notice to Buyer of any written notice of default (or threat of default, whether disputed or denied) received or given by any Seller or any Affiliate of any Seller under any material instrument or agreement affecting the Properties to which any Seller is a party or by which any Seller or any of the Properties are bound; (c) maintain insurance now in force with respect to the Properties, and pay or cause to be paid all costs and expenses in connection therewith promptly when due; (d) pay all Taxes and assessments with respect to the Properties which become due and payable prior to the Closing Date, and (e) not commit to participate in the drilling of any new well or other new operations on the Properties the cost of which (net to Sellers’ interest) is in excess of $100,000 in any single instance, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the written notice from Sellers or (y) one-half (1/2) of the applicable notice period within which Sellers are contractually obligated to respond to third parties to avoid a deemed election by Sellers regarding such operation, as specified in Sellers’ written notice to Buyer requesting such consent.

5.3                                 Consents and Operations. Promptly following the execution of this Agreement, Sellers shall initiate all procedures required to (i) comply with or obtain the waiver of all preferential purchase rights or similar rights affecting all or any portion of the Properties and (ii) obtain the Required Consents and any other consent that would constitute a Required Consent but for the proviso in the definition of Required Consent.  In addition, Sellers shall use commercially reasonable efforts to obtain such waivers and consents.

5.4                                 Conditions.  The Buyer and each Seller will use their respective reasonable commercial efforts to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement to be satisfied and performed.

5.5                                 Revenues Held For Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) a Seller or any Affiliate of a Seller

receives production or other revenues attributable to any of the Properties for any periods from and after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, shall promptly deliver such funds to the appropriate Party.

5.6                                 Revenues and Expenses.  For all purposes including the Purchase Price adjustments under Section 2 of this Agreement, each Seller and the Buyer will properly allocate revenues and expenses before and from and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. Notwithstanding anything herein provided to the contrary, all expenses incurred in the ownership, operation and maintenance of the Properties before the Effective Time will be borne by Sellers and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of Sellers and all expenses incurred in the ownership, operation and maintenance of the Properties from and after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time will be the property of the Buyer. Ad valorem Taxes, property Taxes and other similar obligations will be prorated between Sellers and the Buyer as of the Effective Time.

5.7                                 Suspended Funds. CELLC will deliver to the Buyer, within thirty (30) days after the Closing Date, in “Excel” or other acceptable format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties; provided that, CELLC will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (ii) penalties and interest, if any, attributable to the Suspended Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. If any such penalties or interest are due to the respective suspense account owner or any state under such statutes and CELLC fails to promptly pay such sums to the Buyer, then the Buyer shall return to CELLC the Suspended Funds in such account that existed as of the Effective Time, and CELLC shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds.

5.8                                 Limitations on Representations and Warranties.

5.8.1                        EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES of each Seller in this agreement AND IN ANY CLOSING DOCUMENT DELIVERED

PURSUANT HERETO, THE BUYER ACKNOWLEDGES THAT NEITHER SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SUCH SELLER’S INTEREST THEREIN, (ii) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF SUCH SELLER, AND (iii) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES.

5.8.2                        EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF EACH SELLER IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND EACH SELLER THAT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN OR IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH

ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.8.3                        EACH SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.8 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.9                                 NORM, WASTES AND OTHER SUBSTANCES.  THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WITHOUT LIMITATION, WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES. NOTHING CONTAINED IN THIS SECTION 5.9 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OF THIS AGREEMENT.

5.10                           Tax Reporting Matters. Except as provided otherwise in this Agreement:

(a)                                  for any Tax period or the portion of any Tax period ending on or before the Closing Date, Sellers shall be responsible for preparing and timely filing all Tax Returns required by applicable law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Properties;

(b)                                 for any Tax period or portion of any Tax period beginning after the Closing Date, Buyer shall be responsible for preparing and the timely filing of all Tax Returns required by applicable law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Properties; and

(c)                                  control of any legal or administrative proceedings concerning any Taxes with respect to the Properties, and entitlement to any refunds or awards concerning any such Taxes with respect to the Properties, shall rest with the Party responsible for payment therefor under this Agreement.

5.11                           Transferred Gathering Systems. The Sellers will cause each of the owners of the Transferred Gathering Systems to assign the Transferred Gathering Systems to the Buyer (or Buyer’s designee) on and effective as of the Closing Date pursuant to an assignment substantially in the form attached hereto as Exhibit “H” (the “Gathering Systems Assignments”).

5.12                           Releases.  The Sellers will obtain for delivery at the Closing the releases and termination statements that are required to be delivered by them pursuant to Section 8.2.5.

5.13                           Financial Statements.  Once, during the three (3) year period after the Closing Date, upon written certification by the Buyer that it is required by the Securities & Exchange Commission to provide a historical direct revenue and expense financial statements to be included in a Securities & Exchange Commission filing, CELLC agrees to cooperate with the Buyer and to use commercially reasonable efforts to assist the Buyer in preparation of financial statements compliant with Regulation S-X with respect to the Buyer’s business solely related to the ownership and operation of the Properties (the “Financial Statements”). CELLC or its Affiliates shall provide to the Buyer and/or its auditor information and other information that is customarily provided using its reasonable best efforts.  The Buyer will pay all costs and expenses associated with the preparation and audit of such Financial Statements including, without limitation, any external audit costs as well as all direct labor costs of CELLC’s employees associated with the preparation and audit of such financial statements described in this Section 5.13.

5.14                           Certain Excluded Assets. Concurrently with the removal of the assets described in subpart (n)(1) of the definition of Excluded Assets, Sellers shall cause the operator of the affected Properties to credit the “Joint Account” pursuant to the terms of the applicable COPAS Accounting Procedures.

5.15                           Water Sale Agreement. Upon the request of the Buyer made at any time on or before the third anniversary of the Closing Date, CELLC agrees to enter into or to cause an Affiliate to enter into an agreement for the purchase of water in a form substantially similar to the agreement attached at Exhibit “K” for a price no greater than the then current market rate for brine water in the subject geographic area.

6.                                       Buyer’s Conditions Precedent.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by

Buyer (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

6.1           No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement;

6.2           No action will have been commenced or threatened against the Sellers, the Buyer or any of their respective Affiliates, associates, officers or directors (other than any initiated by or on behalf of Buyer) seeking to prevent or challenge the transactions contemplated by this Agreement or seeking damages arising from the transactions contemplated by this Agreement;

6.3           All representations and warranties of each Seller contained herein (i) that are qualified by the term “material” or contain terms such as “material adverse change,” “Material Adverse Effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (ii) that are not so qualified will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation and warranty specifically speaks to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

6.4           Each Seller will have performed or satisfied in all material respects on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

6.5           The Sellers will not have sold, assigned, transferred, encumbered, conveyed or otherwise disposed of any of the Properties, except for the sale of Hydrocarbons and obsolete machinery or equipment in the ordinary course of business;

6.6           The Sellers shall be willing, ready and able to comply with the delivery obligations set forth in Section 8.2; and

6.7           The aggregate adjustments to the Purchase Price (i) for all Properties that are elected by Buyer to be excluded from the Properties to be purchased by it at the Closing on account of any refusal by Sellers to allow Buyer to conduct any Phase II environmental investigation or examination, (ii) for or related to all Title Defects asserted by Buyer (as well as adjustments on account of the failure to obtain Required Consents and the exercise of preferential purchase rights or similar rights), (iii) for or related to all Environmental Defects asserted by Buyer and (iv) for all Casualty Losses, net of any increase to the Purchase Price on account of Title Benefits pursuant to Section 2.1.12, shall not exceed ten percent (10%) of the unadjusted Purchase Price.

7.             Sellers’ Conditions Precedent.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Sellers (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

7.1           No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement;

7.2           No action will have been commenced or threatened against the Sellers, the Buyer or any of their respective Affiliates, associates, officers or directors (other than any initiated by or on behalf of either Seller) seeking to prevent or to challenge the transactions contemplated by this Agreement or seeking damages arising therefrom;

7.3           All representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation and warranty specifically speaks to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

7.4           The Buyer will have performed or satisfied in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5           The Buyer shall be willing, ready and able to comply with the delivery obligations set forth in Section 8.1; and

7.6           The aggregate adjustments to the Purchase Price (i) for all Properties that are elected by Buyer to be excluded from the Properties to be purchased by it at the Closing on account of any refusal by Sellers to allow Buyer to conduct any Phase II environmental investigation or examination, (ii) for or related to all Title Defects asserted by Buyer (as well as adjustments on account of the failure to obtain Required Consents and the exercise of preferential purchase rights), (iii) for or related to all Environmental Defects asserted by Buyer and (iv) for all Casualty Losses, net of any increase to the Purchase Price on account of Title Benefits pursuant to Section 2.1.12, shall not exceed ten percent (10%) of the unadjusted Purchase Price.

8.             The Closing. Unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of Sellers, at 6100 North Western Avenue, Oklahoma City, OK 73118, on the Closing Date. The Parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

8.1           Buyer’s Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered:

8.1.1        Purchase Price.  The Purchase Price to CELLC for the account of each Seller (as adjusted pursuant to the terms of this Agreement and less the Deposit);

8.1.2        Certificate.  A certificate executed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 7.3 and Section 7.4 have been fulfilled; and

8.1.3        Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by either Seller to consummate this Agreement.

8.2           Sellers’ Deliveries. On the Closing Date, the Sellers will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1        Assignments. An Assignment from the Sellers for each Seller’s interest in the Properties (other than those Properties to be excluded in accordance with the terms hereof) in sufficient counterparts to facilitate the Buyer’s recording of the same;

8.2.2        Letters in Lieu.  Letters in lieu in form and substance reasonably satisfactory to Buyer for each purchaser of production with respect to each of the Properties;

8.2.3        Change of Operator.  For those Properties operated by CELLC or an Affiliate of CELLC, appropriate state or local forms required to transfer operations to the Buyer;

8.2.4        Non-Foreign Entity Affidavit.  A non-foreign entity affidavit for each Seller, in substantially the form of the attached Exhibit “G”;

8.2.5        Other Parties.  All required releases and termination statements from anyone who has a Lien against any of the Properties or the Transferred Gathering Systems (excluding Permitted Encumbrances and Liens for which an adjustment to the Purchase Price is made under Section 2.1);

8.2.6        Consents and Preferential Purchase Rights.  Evidence of the Required Consents and other consents that have been obtained and of the preferential purchase rights and similar rights affecting the Properties that have been waived or exercised;

8.2.7        Transition Services Agreement.  A transition service agreement, in substantially the form attached as Exhibit “I”;

8.2.8        Seismic License. The Seismic License;

8.2.9        Gathering Systems Assignments. The Gathering Systems Assignments;

8.2.10      Certificate. A certificate executed by an officer of each Seller, dated the Closing Date, certifying that the conditions specified in Section 6.3 and Section 6.4 have been fulfilled; and

8.2.11      Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer to consummate this Agreement.

8.3           Post Closing Deliveries. The Sellers shall deliver to the Buyer all records, files, documents, data and other information relating to or concerning any of the Properties including, without limitation, all electronic records and data, within thirty (30) days after the Closing Date.

8.4           Post Closing Adjustments.  The Buyer and the Sellers agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Section 2.7 of this Agreement.

8.5           Costs. The Sellers will pay the Sellers’ attorney fees other expenses and the Buyer will pay the Buyer’s attorney fees and other expenses including the recording costs for the Assignments; and all Taxes (including sales Taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to this Agreement.

8.6           Risk of Loss.  Without in any way limiting the express provisions of this Agreement, as of the Closing Date, beneficial ownership and the risk of loss of the Properties will pass from the Sellers to the Buyer effective from and after the Effective Time.

9.             Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the mutual consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.  Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable law or regulation, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

10.           Indemnification. Upon the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1         Assumed Obligations.  Upon the Closing the Buyer shall agree (and, upon the delivery by Sellers to Buyer and acceptance by the Buyer of the Assignment and other closing documents required to be delivered by Sellers to Buyer pursuant to Section 8.2, Buyer shall be deemed to have agreed) to assume the Assumed Obligations.

10.2         Sellers’ Indemnification. Upon the Closing each Seller severally and not jointly agrees (and, upon the delivery of the Assignment to the Buyer and acceptance by the Buyer of the Assignment and other closing documents required to be delivered by Sellers to Buyer pursuant to Section 8.2, such Seller shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless to the extent of such Seller’s Proportionate Share (as hereinafter defined) the Buyer and such Buyer’s directors, partners, members, managers, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, cost or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach or default in (i) any representation or warranty of such Seller set forth in this Agreement, or (ii) the performance by such Seller of any covenant or obligation of such Seller set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (b) all of the Retained Liabilities; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE BUYER, ANY OTHER MEMBERS OF THE BUYER INDEMNIFIED PARTIES, THE SELLERS OR ANY OTHER PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES). “Proportionate Share” means with respect to a Seller (i) one hundred percent (100%) with respect to a claim under this Section based on a breach or claim solely by or against such Seller and (ii) with respect to breaches or claims involving both Sellers, the percentage determined by dividing the amount of the Purchase Price received by such Seller as set forth in the Closing Statement (as adjusted by the Final Statement) by the aggregate Purchase Price set forth in the Closing Statement (as adjusted by the Final Statement).

10.3         Buyer’s Indemnification. Upon the Closing the Buyer shall agree (and, upon the delivery by Sellers to Buyer of the Assignment and acceptance by the Buyer of the Assignment and other closing documents required to be delivered by Sellers to Buyer pursuant to Section 8.2, the Buyer shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless each Seller and such Seller’s directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, cost or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this indemnity ) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach or default in any representation or warranty of Buyer set forth in this Agreement or in the performance by the Buyer of any covenant or obligation of Buyer set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (b) all of the Assumed Obligations; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLERS, ANY OTHER

MEMBERS OF THE SELLER INDEMNIFIED PARTIES, BUYER OR ANY OTHER PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES).

10.4         Indemnification Procedure.  If any indemnified Party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such Party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified Party under this Agreement; provided, however, the failure of any indemnified Party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.  Further, promptly after receipt by an indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified Party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified Party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.5         Defense.  If any such action is brought against an indemnified Party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such indemnified Party, and after notice from the indemnifying Party to such indemnified Party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume the defense of such claim.  Notwithstanding any of the foregoing to the contrary, the indemnified Party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume such defense, the reasonable expenses of such defense to be paid by the indemnifying Party.  As a condition to the indemnifying Party’s obligations hereunder, the indemnified Party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified Party.  No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified Party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability with respect to such claim. No indemnified Party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.6         Certain Limitations on Indemnity Obligations.

10.6.1      No claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) shall be made hereunder until such claim exceeds an amount equal to Fifty Thousand Dollars ($50,000.00) (each an “Individual Claim”).  In addition, no claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) shall be made hereunder until the total of all Individual Claims exceeds one percent (1%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all the Buyer’s or the Buyer Indemnified Parties’ claims exceeds the Basket, then the Sellers’ obligations under Section 10.2(a)(i) shall be limited to the amount by which the aggregate amount of such claims exceeds the Basket.

10.6.2      In no event will the Sellers’ aggregate liability under Section 10.2(a)(i) exceed fifteen percent (15%) of the unadjusted Purchase Price.

10.6.3      The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified Party under insurance policies or indemnity provisions and the Parties agree that each indemnified Party shall use commercially reasonable efforts to pursue in good faith claims under applicable insurance policies or indemnity provisions.

10.6.4      Notwithstanding anything else to the contrary herein, the Parties agree that the special warranty of title in the Assignment is not subject to the restrictions or limitations contained in this Section 10.6, provided, however, the Sellers and the Buyer specifically agree that the Buyer will not have any right to pursue a claim under such special warranty of title with respect to any matters which existed on or before the Effective Time and were raised by the Buyer as a Title Defect under Section 2.1 of this Agreement.

10.6.5      Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) the Sellers will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter which constitutes a Title Defect or an Environmental Defect (excluding any Title Defect or Environment Defect which results in or from a breach of a representation or warranty under Section 3 or a breach of the covenant set forth in subpart (a) of Section 5.2 or Title Defects for which Buyer has the right to pursue a claim under any Assignment delivered to Buyer pursuant to this Agreement at or after the Closing.  Claims for Title Defects or Environmental Defects asserted by Buyer pursuant to Section 2.1 that do not result in a Purchase Price adjustment because the applicable Aggregate

Defect Threshold is not exceeded, are not subject to inclusion in the Basket for purposes of claims under this Section 10.

11.           Preservation of Books and Records. For a period of five (5) years after the Closing Date, the Buyer will, using procedures consistent with its current record retention procedures, preserve and retain all books and records that relate to the Properties and are delivered to the Buyer by the Sellers, including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. The Buyer agrees to make such books and records available to the Sellers and its agents if reasonably requested by Sellers and upon reasonable notice and at reasonable times to the extent copies of such books and records were not retained by the Sellers.

12.           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual consent of the Sellers and the Buyer; (b) the Buyer, if the Buyer is not in default under this Agreement and the conditions set forth in Section 6 of this Agreement (other than conditions pertaining to the execution and delivery of documents by Sellers the fulfillment of which is to occur at the Closing if Sellers are ready, willing and able to fulfill same) have not been satisfied or are not waived by the Buyer; (c) the Sellers, if the Sellers are not in default under this Agreement, and the conditions precedent set forth in Section 7 of this Agreement (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is to occur at the Closing if Buyer is ready, willing and able to fulfill same) have not been satisfied or are not waived by the Sellers; or (d) the Sellers or the Buyer in the event the Closing shall not have occurred on or before April 30, 2010 (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 12(d) shall not be available (i) to Sellers, if any breach of this Agreement by Sellers has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.  In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 13, on the termination of this Agreement, in addition to all remedies to which Buyer is entitled under the law as contemplated by Section 13, the Deposit will be promptly refunded to the Buyer by CELLC.

13.           Default. If any Party fails to perform any obligation contained in this Agreement, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a default by a Seller is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 6 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 7 has been either fulfilled in all material respects or waived in writing by the Sellers (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is to occur at the Closing if the Buyer is ready, willing and able to fulfill same), the Buyer will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 12. If such a default by the Buyer is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 7 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 6 has been either fulfilled in all material respects or waived in writing by the Buyer (other than conditions pertaining to the execution and delivery of documents by the Sellers the fulfillment of which is to occur at the Closing if the Sellers are ready, willing and able to fulfill same), the Sellers’ sole remedy will be to terminate this Agreement pursuant to Section 12 and to retain the Deposit as liquidated damages in lieu of all other damages (it being understood that all other remedies at law or in equity are being waived by the Sellers). The Parties hereby acknowledge that the extent of damages to the Sellers occasioned by such failure or refusal by the Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances.

14.                                 Arbitration. Any dispute arising out of or in connection with this Agreement (other than disputes regarding Title Defects, Title Benefits and Environmental Defects and cures with respect thereto which shall be resolved in the manner contemplated by Section 2.1.13) will be submitted to binding arbitration (“Arbitration”).  The place of the Arbitration shall be Dallas, Texas. The Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force, except for the following: (i) each Party shall select one arbitrator within thirty (30) days of the submission of a notice of Arbitration; (ii) the two thus appointed arbitrators shall, within thirty (30) days of their appointment, select a third arbitrator, who shall chair the Arbitral Tribunal; (iii) if a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within thirty (30) days of their appointment, then that arbitrator shall be selected and appointed by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in force. The arbitrators shall take reasonable steps to expedite the Arbitration and the arbitrators’ award will be final and binding upon the Parties. Judgment upon any award issued in the Arbitration may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, a Party may seek a preliminary injunction or other provisional judicial relief if in such Party’s judgment such action is necessary to, without limitation, avoid irreparable damage or to preserve the status quo.  Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 14 will be the sole and exclusive procedures for the resolution of disputes and controversies between the Parties arising out of or relating to this Agreement.

15.                                 Miscellaneous. It is further agreed as follows:

15.1                           Time. Time is of the essence of this Agreement.

15.2                           Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally, or on the date of delivery when delivered prior to 5:00 p.m. local time on a business day by facsimile to the Party designated to receive such notice, otherwise on the next succeeding business day, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any Party might designate by written notice to the other Party:

To the Sellers:	c/o Chesapeake Exploration, L.L.C.
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Mr. Douglas J. Jacobson
Telephone: (405) 935-9233
Telefacsimile: (405) 879-9546

With a copy to	Commercial Law Group, P.C.
(which shall not itself constitute notice):	5520 North Francis Oklahoma City, Oklahoma 73118 Attention: Mr. Ray Lees
Telephone: (405) 254-5725
Facsimile: (405) 232-5553

To the Buyer:	Three Rivers Acquisition LLC
3821 Juniper Trace, Suite 107
Austin, Texas 78738
Attention: Mike Wichterich
Telephone: (512) 600-4329
Facsimile: (512) 600-4326

With a copy to	Fulbright & Jaworski L.L.P.
(which shall not itself constitute notice):	1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: Deborah A. Gitomer
Telephone: (713) 651-3636
Facsimile: (713) 651-5246

15.3                           Representations and Warranties. The respective representations and warranties of Sellers and Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive the Closing Date for a period of twelve (12) months and shall thereafter be of no further force or effect, except for any claim asserted by Sellers or the Buyer, as applicable, with respect thereto before the end of such twelve (12) month period; provided however, that the Sellers’ representations and warranties with respect to any Taxes or Tax matter covered by this Agreement shall survive the Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such taxes (the “Tax Survival Period”), except for any claim asserted by Buyer with respect thereto before the end of the Tax Survival Period which shall survive with respect to such claim until such claim is finally paid or adjudicated. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto. The covenants and agreements contained in this Agreement shall survive the Closing of the transaction indefinitely.

15.4                           Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

15.5                           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute a third party beneficiary of this Agreement, except as to those rights expressly provided to the Seller Indemnified Parties and the Buyer Indemnified Parties (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party).

15.6                           Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

15.7                           Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas.

15.8                           Entire Agreement. This Agreement (including all Exhibits and Schedules hereto), the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

15.9                           Assignment.  It is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement.

15.10                     Amendment.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

15.11                     Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

15.12                     Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

15.13                     Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.14                     Counterparts; Facsimile Execution. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile transmission, which shall be binding upon all Parties.

15.15                     Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by either Seller that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of either Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by either Party hereto to any third party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

15.16                     JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH ALL OTHER DOCUMENTS OR AGREEMENTS CONTEMPLATED TO BE DELIVERED PURSUANT HERETO, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.17                     WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  EACH OF THE BUYER AND THE SELLERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY DAMAGES WHICH ANY PARTY HERETO MAY BE REQUIRED TO PAY TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.

15.18                     Disclaimer.  Notwithstanding anything to the contrary in this Agreement, no representative, member, owner, shareholder or Affiliate of any Party shall have any liability to the other Parties or to any other person as a result of the breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement.

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IN WITNESS WHEREOF, the Sellers and the Buyer have executed this Agreement effective as of the date first above written.

Sellers:

CHESAPEAKE EXPLORATION, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

CHESAPEAKE INVESTMENTS,
AN OKLAHOMA LIMITED PARTNERSHIP

By:	/s/ Douglas J. Jacobson
Name:	Douglas J. Jacobson
Title:	Attorney-in-Fact

Buyer

THREE RIVERS ACQUISITION LLC,
a Delaware limited liability company

By:	/s/ Michael Wichterich
Michael Wichterich, President